Exhibit 77(D)
Morgan Stanley Institutional Fund, Inc.
Emerging Markets Portfolio

      Effective April 30, 2007, the Morgan Stanley Institutional Fund, Inc. Emerging Markets Portfolio may invest in foreign real estate companies.

Exhibit 77(D)
Morgan Stanley Institutional Fund, Inc.
Active International Allocation Portfolio

      Effective April 30, 2007, the Morgan Stanley Institutional Fund, Inc. Active International Allocation Portfolio may invest in foreign real estate companies.